                                                             Rule 424 (b)(2)
                                                         SEC FILE #33-56299
                   1st FRANKLIN FINANCIAL CORPORATION

                               INVESTMENTS

            WEEK OF March 7, 1996   THRU   March 13, 1996

                              VARIABLE RATE

                          SUBORDINATED DEBENTURES

          ====================================================
          Effective     Interest        Interest       Minimum
          Yield (a)     Rate (b)      Adjustment (c)    Amount
          ----------------------------------------------------

            5.91          5.75          1 Month          $500

            5.91          5.75          3 Months         $500

            6.40          6.20          6 Months         $500

            6.72          6.50          1 Year           $500

            6.93          6.70          2 Years          $500

            7.04          6.80          4 Years          $500

            -------------------------------------------------
            (a)  Compounded daily based on a 365 day year.
            (b) Interest is earned daily and will be payable at anytime at the holder's request.
            (c) At the end of this period, interest rate will be adjusted to a new rate or the holder may redeem without penalty. Redemptions at any other time subject to interest penalty.

             For a Prospectus, write or call 1st FRANKLIN
             FINANCIAL, P.O. Box 880, Toccoa, Georgia  30577,
             (706) 886-7571 or 1-800-282-0709.  Offer is made
             only by the Prospectus.

                   1st FRANKLIN FINANCIAL CORPORATION
                         Prospectus Supplement
                     Dated as of December 7, 1995

(1) INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE on page 2 of the Prospectus is hereby changed to read in its entirety, as changed, as follows:

     "The Company incorporates herein by reference the following documents:

     (a) The Company's Annual Report on Form 10-K dated as of December 31, 1994 and filed pursuant to Section 15(d) of the Exchange Act with the Commission.

     (b) From the Company's annual report to security holders dated as of December 31, 1994 which is delivered with this Prospectus, the following:
          (i) Description of business furnished in accordance with the provisions of Rule 14a-3(b)(6) under the Exchange Act;

          (ii) Financial statements and information furnished in accordance with provisions of Rule 14a-3(b)(1);

          (iii) Selected financial data furnished as required by Item 301 of Regulation S-K;

          (iv) Supplementary financial data furnished as required by Item 302 of Regulation S-K;

          (v) Management's Discussion and Analysis of Financial Condition and Results of Operations furnished as required by Item 303 of Regulation S-K."

     (c) The Company's Quarterly Report on Form 10-Q dated as of March 31, 1995 filed pursuant to Section 15(d) of the Exchange Act with the Commission.

     (d) The Company's Quarterly Report on Form 10-Q dated as of June 30, 1995 filed pursuant to Section 15(d) of the Exchange Act with the Commission.

     (e) The Company's Quarterly Report on Form 10-Q dated as of September 30, 1995 and the quarterly report to security holders, included therein, which is delivered with this Prospectus.

     Any statement in the documents incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

(2) APPENDIX I on page 11 of the Prospectus is hereby changed to read in its entirety, as changed, as follows:

                              "Appendix I to Prospectus
                         Information as of September 30, 1995

     1.  Ratio of Earnings to Fix Charges (page 3):

         Sept 30                           December 31
         -------        ------------------------------------------------
          1995          1994       1993       1992       1991       1990
          ----          ----       ----       ----       ----       ----
          2.28          2.73       2.58       2.31       2.04       1.95
          ====          ====       ====       ====       ====       ====

     2.  Unused borrowing under Credit Agreement (page 6):        $21,000,000
     3.  Amount of Debentures outstanding under Indenture (page7): 29,390,467
     4.  Senior Debt outstanding (page 8):                         89,465,718

A more current Appendix I, if appropriate, will be attached to the cover page of the Prospectus as a supplement. If attached, that supplement Appendix I supersedes this information."

"SUMMARY DESCRIPTION OF SECURITIES OFFERED -- Variable Rate Subordinated Debentures" on page 5 of the Prospectus is hereby changed to read in its entirety, as changed as follows:

     "Indenture Trustee          Synovus Trust Company, an affiliate of
                                 Columbus Bank and Trust Company, is the
                                 trustee under the indenture pursuant to
                                 which the Debentures are issued."

"DESCRIPTION OF VARIABLE RATE SUBORDINATED DEBENTURES -- General" on page 7 of the Prospectus, the first paragraph thereof is hereby changed to read in its entirety, as changed, as follows:

     The Variable Rate Subordinated Debentures are issued under an indenture (hereinafter called the "Variable Rate Indenture") dated as of October 31, 1994. In January 1995, Columbus Bank and Trust Company (the prior trustee under the Variable Rate Indenture) transferred its trust operations to its new separate trust company affiliate named Synovus Trust Company, which has thereby become the Trustee (hereinafter called the "Trustee") under the Variable Rate Indenture. All references to the Trustee in this Prospectus and the Registration Statement of which it is a part shall be deemed to refer to Synovus Trust Company unless the context otherwise requires. Pursuant to applicable banking regulations and by agreement with the Company, Columbus Bank and Trust Company remains responsible to holders of Debentures for all actions of Synovus Trust Company as if performed by Columbus Bank and Trust Company itself. The following statements with respect to the Debentures are subject to the detailed provisions of the Variable Rate Indenture. Whenever any particular article or section of the Variable Rate Indenture is referred to, the statement made in connection with such reference is quailfied in its entirety by such reference."

                   1st FRANKLIN FINANCIAL CORPORATION

                   PROSPECTUS dated November 21, 1994

            $20,000,00  0 VARIABLE RATE SUBORDINATED DEBENTURES
             _________________________________________________

The Variable Rate Subordinated Debentures (the "Debentures") will be issued in varying minimum purchase amounts established by 1st Franklin Financial Corporation (the "Company") each Thursday, on a weekly basis. For each respective purchase amount, the Company will establish an interest rate and an interest adjustment period ("established features"). The established features will be available for the period from Thursday through the following Wednesday and will be applicable to all Debentures sold by the Company during that period. At the end of each interest adjustment period, the interest rate will be adjusted to the current rate or the holder may request redemption. All other provisions will remain unchanged for the entire term of the Debenture.

The established features will be published weekly in a newspaper of general circulation and, in addition, may be obtained from the Company in Toccoa, Georgia. A Rule 424(b)(2) prospectus supplement setting forth the established features will be filed weekly with the Securities and Exchange Commission.

The Debentures mature four years from date of issue but may be redeemed by the holder without penalty at the end of any interest adjustment period.

There is not, nor is there likely to be, a market for these securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT BANK DEPOSITS NOR BANK OBLIGATIONS AND ARE NOT INSURED BY THE FDIC.

---------------------------------------------------------------------------
                                          Underwriting
                        Price to          Discounts and        Proceeds to
                         Public          Commissions (a)       Company (b)
---------------------------------------------------------------------------
Per Debenture.  . .      100%                 None                 100%
  Total .  . .  . .   $20,000,000             None             $20,000,000
---------------------------------------------------------------------------
(a) None of the securities described above will be underwritten and no commissions or other remunerations will be paid in connection with their sale. They will be sold at face value by the Company through its executive officers.

(b)  Before deduction of the Company's expenses, estimated at $39,897.

                        AVAILABLE INFORMATION

1st Franklin Financial Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth St., N.W., Washington, D.C. 20549 and at the Commission's Regional Offices or the public reference offices thereof located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. In addition, copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549 at the rates prescribed by the Commission.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates herein by reference the following documents:
     (a) The Company's Annual Report on Form 10-K dated as of December 31, 1993 and filed pursuant to Section 15(d) of the Exchange Act with the Commission.

     (b) From the Company's annual report to security holders dated as of December 31,1993, which is delivered with this Prospectus, the following:
          (i) Description of business furnished in accordance with the provisions of Rule 14a-3(b)(6) under the Exchange Act;

          (ii) Financial statements and information furnished in accordance with the provisions of Rule 14a-3(b)(1);

          (iii) Selected financial data furnished as required by Item 301 of Regulation S-K;

          (iv) Supplementary financial data furnished as required by Item 302 of Regulation S-K; and

          (v) Management's Discussion and Analysis of Financial Condition and Results of Operations furnished as required by Item 303 of Regulation S-K.

     (c) The Company's Quarterly Reports on Form 10-Q dated as of March 31, 1994 and June 30, 1994 filed pursuant to Section 15(d) of the Exchange Act with the Commission.

     (d) The Company's Quarterly Report on Form 10-Q dated as of September 30, 1994 and the quarterly report to security holders, included therein, which is delivered with this Prospectus.

Any statement in the documents incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

Copies of the Forms 10-K and 10-Q (other than exhibits) will be provided without charge upon request to the Company's Secretary at 213 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577, telephone number (706) 886-7571 or 1-(800)-282-0709.

                      REPORTS TO SECURITY HOLDERS

The Company provides each security holder an annual report containing financial information that has been examined and reported upon, with an opinion expressed, by an independent public accountant. Additionally, the Company provides each security holder a quarterly report containing unaudited financial information.


                       INVESTOR CONSIDERATIONS

The operations of the Company are subject to regulation by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions which, among other things, require that the Company obtain and maintain certain licenses and qualifications, limit the interest rates, fees and other charges the Company is allowed to charge, limit or prescribe other terms of the Company's loans, require specified disclosures to borrowers, govern the sale and terms of insurance products offered by the Company and the insurers for which it acts as agent, and define the Company's rights to repossess and sell collateral. Although the Company believes that it is in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance that a change in such laws, or in the interpretation thereof, will not make the Company's compliance therewith more difficult or expensive, restrict the Company's ability to originate loans, further limit or restrict the amount of interest and other charges earned under such loans, or otherwise adversely affect the business or prospects of the Company.

The loans made by the Company in the ordinary course of its business are subject to the interest rate and regulatory provisions of each applicable state's lending laws and are made at fixed rates which are not adjustable during the term of the loan. Since the loans are made at fixed interest rates and are made using the proceeds from the sale of the Company's fixed and variable rate securities (such as the securities offered hereby), the Company may experience a decrease in its net interest margin because increased interest costs cannot be passed on to all of the Company's loan customers. Net interest margin represents the difference between the amount the Company earns on loans and investments and the amount the Company pays on debt securities and other borrowings. An increase in prevailing interest rates could adversely affect the Company's net interest margin.

Liquidity of the Company is dependent on the sale of its debt securities, the continued availability of unused bank credit from its lenders and the collection of its receivables. Numerous investment alternatives have caused investors to evaluate more critically investment opportunities. The securities offered hereby will have interest rates and redemption terms which the Company believes will generate sufficient sales of debt securities to meet the Company's liquidity requirements. Although all of the Company's debt securities are subject to redemption prior to maturity at the option of the holder thereof, management does not anticipate that redemptions will have a material adverse effect on the Company's liquidity because all of the subordinated debt securities contain an interest penalty for holders thereof who request early redemption.

The Company has a Credit Agreement with four major banks to meet the redemption requests of debtholders and other liquidity and operating requirements of the Company. The Credit Agreement provides for maximum borrowings of $21,000,000 or 70% of the net finance receivables, whichever is less. Borrowings are on an unsecured basis at 1/4% above the prime rate of interest. In addition, there is a commitment fee of 5/8% of the available line less average borrowings and an agent's fee of 1/8% of the total line. The Company's right to borrow funds under this Credit Agreement is scheduled to expire on December 31, 1999, unless extended, on which date the outstanding balance of all loans pursuant to such Credit Agreement must be paid in full. The Company intends to seek to extend such Credit Agreement or enter into a new agreement on similar terms. Although the Company does not anticipate difficulty in obtaining bank credit in the future on acceptable terms, no assurance can be given that the terms of a new credit facility would not be less favorable than the current Credit Agreement.

Another Credit Agreement with a major bank provides for an additional $2,000,000 for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/4% above the prime rate of interest. There can be no assurances that these Agreements will continue to be available to the Company at their present amounts, or at all, because each are subject to periodic reviews by the lenders, which consider the Company's profitability, economic conditions and other lending criteria in evaluating whether they will continue the Agreements. The Company's liquidity is dependent, among other things, on the collection of its receivables. The Company continually monitors the delinquency status of its receivables and promptly institutes collection efforts on each delinquent account. Delinquencies of the Company's consumer finance receivables are likely to be affected by general economic conditions. Although current economic conditions have not had a material adverse effect on the Company's ability to collect its receivables, no assurances can be given regarding future economic conditions or their effect on the Company's ability to collect its receivables.

If one or more of the sources of funds discussed above are significantly curtailed for any reason, the Company's ability to meet its obligations, including its obligations with respect to the securities offered hereby, could be adversely affected.

The Debentures will be general, unsecured obligations of the Company and subordinated in right of payment to all of the Company's Senior Debt (as defined). The incurrence of additional Senior Debt or secured obligations is not limited.

In the event of any insolvency or bankruptcy proceeding, or of any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal and interest on all Senior Debt before the holders of the Debentures are entitled to receive any payments.

                 SUMMARY DESCRIPTION OF SECURITIES OFFERED

       The following is a summary of the principal features of the securities being offered hereby. For a detailed discussion, see "Description of Variable Rate Subordinated Debentures".

                   Variable Rate Subordinated Debentures


Denominations           Established weekly by the Company.
----------------------------------------------------------------------------
Indenture Trustee       The Debentures will be issued pursuant to an
                        indenture between the Company and Columbus Bank and
                        Trust Company, as trustee.
----------------------------------------------------------------------------
Interest Rate           Weekly offering rate, compounded daily, for each
                        established amount.
----------------------------------------------------------------------------
Interest Adjustment     Rate adjusted at the end of each interest adjustment
                        period to the current interest rate, compounded
                        daily.
----------------------------------------------------------------------------
Payment of Interest     Interest will be earned daily and will be payable at
                        any time at the holder's request.
----------------------------------------------------------------------------
Maturity                Four years from date of issue but may be redeemed at
                        the end of any interest adjustment period without
                        penalty.
----------------------------------------------------------------------------
Redemption by Holder    At the end of any interest adjustment period without
                        penalty; redemption at any other time subject to an
                        interest penalty.
----------------------------------------------------------------------------
Redemption by Company   The Company may redeem prior to maturity upon 30
                        days written notice to holder for a price equal to
                        principal plus interest accrued to date of
                        redemption.
----------------------------------------------------------------------------
Extension of Maturity   Maturity of each Debenture is automatically extended
                        on its original terms for one additional four-year
                        term subject to Interest Adjustment.  Holder may
                        prevent such extension by redeeming the Debenture
                        within 15 days after maturity.  The Company will
                        notify holders 30 days in advance of maturity date.
----------------------------------------------------------------------------
Compound Interest       Debentures are offered at interest rates which are
                        compounded daily. Examples of annualized effective yields for daily compounded rates are set forth below:

                                  Example        Effective
                                  Nominal         Annual
                                   Rates          Yield

                                    5.0%           5.13%
                                    6.0            6.18
                                    7.0            7.25
                                    8.0            8.33
                                    9.0            9.42

                             THE COMPANY

1st Franklin Financial Corporation is a wholly owned subsidiary of 1st Franklin Corporation. The Company has been engaged in the consumer finance business since 1941, particularly in making and servicing direct cash, real estate and sales finance loans. The business is operated through 83 branch offices in Georgia, 23 in Alabama and 11 in South Carolina. The Company funds its loan demand through a combination of debt securities and a Credit Agreement with four major banks. The Agreement provides for borrowings on an unsecured basis up to $21,000,000 or 70% of the net finance receivables (as defined by the Agreement), whichever is less. The amount of unused borrowings under this Agreement at a recent date is set forth on Appendix I.

On the basis of total capital funds employed (common stockholder's equity and subordinated debt), American Banker recently ranked the Company as the 61st largest finance company in the United States.


                           USE OF PROCEEDS

Net proceeds from sales of the securities offered hereby, after payment of estimated expenses of $39,897, will be placed in the general treasury of the Company as sales are made. No segregation of proceeds will be made, but the Company will use the net proceeds for the redemption of senior and subordinated securities as such debtholders request redemption over the next two years. Such subordinated securities include debentures of the same series as the Debentures offered hereby; such senior securities include senior demand notes of the Company, which are sold in varying principal amounts and at various interest rates. Any proceeds not used for redemptions will be used to repay bank borrowings and repay amounts outstanding under the Company's commercial paper program as such amounts come due, make additional finance receivables and for general operating purposes.

The offering is to be conducted by the Company through its executive officers and there is no assurance that all of the securities offered herein will be sold. The offering, however, is not made contingent upon any minimum amount of securities being sold.


                          PLAN OF DISTRIBUTION

The Debentures will be offered by the Company through its executive officers. No selling commissions or other remunerations will be paid directly or indirectly to any officers, directors or employees of the Company in connection with the sale of the Debentures. All purchase proceeds from sales of the Debentures will be placed in the general treasury of the Company. All offering expenses, including registration fees, printing, advertising, postage and professional fees, will be paid by the Company.

The Debentures will be sold and redeemed at the Company's executive office located at 213 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577. The telephone number is (706) 886-7571 or 1-(800)-282-0709.

           DESCRIPTION OF VARIABLE RATE SUBORDINATED DEBENTURES

General

The Variable Rate Subordinated Debentures are issued under an indenture (hereinafter called the "Variable Rate Indenture") dated as of October 31, 1984 between the Company and Columbus Bank and Trust Company (hereinafter called the "Trustee"). The following statements with respect to the Debentures are subject to the detailed provisions of the Variable Rate Indenture. Whenever any particular article or section of the Variable Rate Indenture is referred to, the statement made in connection with such reference is qualified in its entirety by such reference.

The Debentures are registered and issued without coupons in Series form. Any amount of any Series may be issued. There is no limit on the principal amount of Debentures of any Series, or of all Series issuable under the Variable Rate Indenture. The dollar amount of Debentures outstanding under the Variable Rate Indenture as of a recent date is set forth on Appendix I. The Company and the Trustee may amend the Variable Rate Indenture to limit the principal amount of a particular Series or to allow additional Series of Debentures with no limitations as to the maximum amount of any increase or to the number of increases which may be made. The Company may change the interest rates and the maturities of the Debentures offered herein and of any subsequent Series which may be offered, provided that no such change shall affect any Debenture of any Series issued prior to the date of change.

The Debentures are direct obligations of the Company, but are not secured. Principal and interest are payable at the executive office of the Company in Toccoa, Georgia. The Debentures are executed by the Company and authenticated and delivered to the purchaser by the Trustee upon written order of the Company.

Established Features of Series 1 Debentures

The Variable Rate Subordinated Debentures Series 1 ("Series 1 Debentures") offered herein are issued and dated as of the date when purchased. The interest rate for a Series 1 Debenture is compounded daily and payable at any time at the holder's request. The Series 1 Debentures mature four years from date of issue, and may be extended for one additional four-year term as described under "Extension After Maturity".

Each Thursday, on a weekly basis, the Company establishes various minimum purchase amounts with varying interest rates and interest adjustment periods ("established features") for each respective minimum purchase amount. The purchase amount and the interest adjustment period thereby established are maintained for the term of the Series 1 Debenture. The interest rate at which the Series 1 Debenture is sold is set only for the initial interest adjustment period. The Company anticipates that it will offer the Series 1 Debentures with interest rate adjustment periods ranging from one month to four years.

At the end of each interest adjustment period, the Company will notify the holder by mail of the new interest rate which will be the same interest rate that is applicable to all new Series 1 Debentures being offered during the same week and at the same terms. The new interest rate will be determined by the Company, in its discretion, based on general market rates of interest.
If the holder elects to retain the Series 1 Debenture at the new rate, no action is required of the holder as the new rate will become effective as of the first day of the interest adjustment period. If the holder elects not to accept the new rate, the holder can redeem the Series 1 Debenture without penalty prior to the first day of the interest adjustment period. See "Redemption at Request of Holder Prior to Maturity".

Debentures with the current established features are available for the period from Thursday through the following Wednesday. The current established features are applicable to all Series 1 Debentures sold by the Company during that period. The Company publishes this information in a newspaper of general circulation and, in addition, such information may be obtained directly from the Company's executive offices in Toccoa, Georgia.

Subordination

The payment of the principal of and interest on the Debentures is subordinate in right of payment, as set forth in Article Ten of the Variable Rate Indenture, to all Senior Debt of the Company.

The term "Senior Debt" means all indebtedness of the Company outstanding at any time except debt of the Company that by its terms is not senior in right of payment to the Debentures, and indebtedness represented by the Company's outstanding Debentures, all of which are pari passu.

The indebtedness evidenced by the Debentures shall, in case the Debentures are declared due and payable before their expressed maturity because of the occurrence of a default under the Variable Rate Indenture, be entitled to payment only after there shall have been paid in full all principal and interest on such Senior Debt. Likewise, in the event of any insolvency or bankruptcy proceeding, or of any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal and interest on all Senior Debt before the holders of the Debentures are entitled to receive any payments.

The amount of the Company's Senior Debt outstanding at a recent date is set forth in Appendix I.

Redemption by Company Prior to Maturity

The Company may redeem any Debenture of any Series at any time prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption. The Company will notify Debentureholders whose Debentures are to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption. In the event the entire Series is not called for redemption, the redemption call shall be made pro rata.

Redemption at Request of Holder Prior to Maturity

At the request of the holder, the Company will redeem any Series 1 Debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption.

At the request of the holder, the Company may, at its option, redeem any Series 1 Debenture during any interest adjustment period for a price equal to the principal amount plus interest at one-half the stated rate on the Series 1 Debenture.

If the holder dies before maturity, the Company may, at its option, redeem any Series 1 Debenture for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption.

All redemptions will be made at the Company's executive offices in Toccoa, Georgia, either in person or by mail.

Extension After Maturity
The maturity of a Series 1 Debenture will be automatically extended from the original maturity date for a period equal to the original term of such Series 1 Debenture unless the holder submits the Series 1 Debenture for redemption within 15 days after its maturity or the Company tenders the amount due the holder within 15 days after maturity. In the event of such an extension, all provisions of the Series 1 Debenture will remain unchanged with the exception of the interest rate which will be changed in accordance with the interest adjustment provision. If the Company does not elect to tender payment, it will notify the holder of this extension provision at least 30 days prior to the maturity date.

Restrictions Upon the Company

There are no restrictions in the Variable Rate Indenture against the issuance of additional securities or the incurring of additional debt including Senior Debt and secured obligations.

Modification of the Variable Rate Indenture

The Variable Rate Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than two-thirds in principal amount of the Debentures, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Variable Rate Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of such Debentures; provided, however, that no such supplemental indenture shall change the fixed maturity of any Debenture, reduce the principal amount thereof, reduce the rate, change the time of payment of interest thereon, reduce the amount of Debentures whose holders must consent to an amendment, or make any changes regarding the Variable Rate Indenture that relate to waiver of default, the rights of holders to receive payments, and the requirements of consent of the Debentureholders, without the consent of the holder of each Debenture so affected.

The Company and the Trustee may amend the Variable Rate Indenture to allow the issuance of additional amounts of a particular Series or additional Series of Debentures without the consent of the Debentureholders. There are no limitations as to the maximum amount of any increase or to the number of increases which may be made. The Company may change the interest rates and the maturities of the Debentures offered hereby and of any subsequent Series which may be offered without entering into a supplemental indenture, provided that no such change will affect any Debenture of any Series issued prior to the date of change.

Events of Default and Notice Thereof

An Event of Default is defined by the Variable Rate Indenture to mean any of the following: (a) failure to pay principal upon any Debenture when the same becomes due; (b) failure to pay interest upon any Debenture when the same becomes due and the Default continues for 30 days; (c) failure, after notice from the Trustee or from the holders of at least 25% in principal amount of the Debentures of the affected Series, to observe or perform within 30 days any of the covenants contained in the Variable Rate Indenture or Debentures; or (d) the occurrence of certain events of bankruptcy, insolvency or reorganization.

The Variable Rate Indenture provides that the Trustee shall, within 90 days after the occurrence thereof, give the registered holders of the Debentures notice of any existing default known to the Trustee, but, except in case of a default in the payment of principal or interest, the Trustee may withhold such notice if and for so long as the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

Rights on Default

The Trustee by notice to the Company, or the holders of at least 25% in principal amount of the Debentures of the affected Series, may declare the principal of and accrued interest on all Debentures due upon the happening of any of the Events of Default specified in the Variable Rate Indenture, but the holders of a majority in principal amount of such Debentures may waive any default and rescind such declaration if the default is cured within the 30 day period, except a default in the payment of the principal of or interest on any Debenture or a default on Senior Debt. The holders of a majority in principal amount of the Debentures of the affected Series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee, but the Trustee may decline to follow any direction that conflicts with law, provisions of the Variable Rate Indenture, or is unduly prejudicial to the rights of the other Debentureholders or would involve the Trustee in personal liability. Holders may not institute any proceeding to enforce the Variable Rate Indenture unless the Trustee refuses to act for 60 days after request from the holders of at least 25% in principal amount of the Debentures of the affected Series and during such 60 day period the holders of a majority in principal amount do not give the Trustee a direction inconsistent with the request, and tender to the Trustee of satisfactory indemnity. Nevertheless, any holder may enforce the payment of the principal of and interest on the holder's Debenture when due.

Concerning the Trustee

The Trustee does not have any other business relationship with the Company. The Trustee maintains its principal corporate trust office in Columbus, Georgia.

Evidence to be Furnished Trustee

The Variable Rate Indenture provides that, as evidence of compliance with the conditions precedent provided for in the Variable Rate Indenture relating to any action to be taken by the Trustee upon the application or demand of the Company, the Company shall furnish to the Trustee an officer's certificate and an opinion of counsel stating that all such conditions precedent have been met. Within 120 days after the end of each fiscal year, the Company shall file with the Trustee an officer's certificate stating whether or not, to the best knowledge of the signers, the Company is in default in the performance of any covenant, agreement or condition contained in the Variable Rate Indenture and, if so, specifying each such default, and, with respect to each, the action taken or proposed to be taken by the Company to remedy such default.


                             LEGAL OPINION

The validity of the securities offered herein has been passed upon for the Company by Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street, N.E., Atlanta, Georgia 30308-3242.

1st FRANKLIN FINANCIAL CORPORATION

                        Appendix I to Prospectus
                  Information as of September 30, 1994


1.   Ratio of Earnings to Fixed Charges (page 3):


         Sept. 30                     December 31
         --------   ----------------------------------------------
          1994      1993      1992      1991      1990        1989
          ----      ----      ----      ----      ----        ----
          2.99      2.60      2.34      2.09      2.01        2.01

2.   Unused borrowings under the $21,000,000 Credit
          Agreement (page 6):                              $21,000,000


3.   Debentures outstanding under Indenture (page 7):      $21,212,182


4.   Senior Debt (as defined) outstanding (page 8):        $62,107,646


A more current Appendix I, if appropriate, will be attached to the cover page of this Prospectus as a supplement. If attached, that supplemental Appendix I supersedes this information.

No person has been authorized to give any information or to make any representations other than those contained in the Prospectus in connection with the offering contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities covered by this Prospectus in any State to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.



                         TABLE OF CONTENTS


     Available Information . . . . . . . . . . . . . . . . .  2
     Incorporation of Certain Documents by Reference . . . .  2
     Reports to Security Holders . . . . . . . . . . . . . .  3
     Investor Considerations . . . . . . . . . . . . . . . .  3
     Summary Description of Securities Offered . . . . . . .  5
     The Company . . . . . . . . . . . . . . . . . . . . . .  6
     Use of Proceeds . . . . . . . . . . . . . . . . . . . .  6
     Plan of Distribution. . . . . . . . . . . . . . . . . .  6
     Description of Variable Rate Subordinated Debentures. .  7
     Legal Opinion . . . . . . . . . . . . . . . . . . . . . 10
     Appendix I. . . . . . . . . . . . . . . . . . . . . . . 11











                            $20,000,000

               Variable Rate Subordinated Debentures -

                              Series 1